Exhibit (D)(12)

Execution Version

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of October 11, 2023, is made by Wuxi Huihongyingkang Investment Partnership (Limited Partnership), a limited partnership organized under the laws of the PRC (the “Guarantor”), in favor of Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司) (the “Guaranteed Party”), a wholly-owned subsidiary of Genetron Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Target”) .  Unless otherwise indicated, capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to them in the Merger Agreement (as defined below).

1.             GUARANTEE.

(a)           To induce the Target to enter into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among New Genetron Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Genetron New Co Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Target (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Target, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment and discharge if, as and when due of 6.4% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, and (ii) the reimbursement obligations of Parent pursuant to Section 8.06(d) of the Merger Agreement, in each case subject to the limitations set forth in Section 8.06(f) of the Merger Agreement (the obligations contemplated by the immediately preceding clauses (i) and (ii) collectively, without regard to the Guaranteed Percentage, the “Obligations”); provided, that notwithstanding anything to the contrary contained in this Limited Guarantee, this Limited Guarantee may be enforced for money damages only and in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed Renminbi equivalent of US$164,305 (by applying the U.S. dollars to Renminbi exchange rate published by The People’s Bank of China on 中国人民银行-货币政策司-人民币汇率-人民币汇率中间价公告(pbc.gov.cn) as of the date on which the Merger Agreement is terminated, and if such termination date is a non-Business Day in PRC, as of the next succeeding Business Day in PRC) plus any amount required to be paid under Section 1(c) below (the “Maximum Amount”).  The Guarantor shall not have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein or in the Equity Commitment Letter. The parties agree that this Limited Guarantee may not be enforced without giving effect to the proviso to the immediately preceding sentence, including the Maximum Amount and the terms under Section 9 of this Limited Guarantee, and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Maximum Amount. Unless otherwise requested by the Guaranteed Party, all payments hereunder shall be made in Renminbi, in immediately available funds.

(b)           Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

(c)           The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fee and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, including without limitation in the event that (i) the Guarantor asserts in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations.

2.             NATURE OF GUARANTEE.  Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub, or any other agreement or instrument evidencing, securing or otherwise executed by Parent, Merger Sub, or any other Person in connection with any of the Obligations, in each case to the extent that any of the foregoing does not have the effect of increasing the Maximum Amount.  Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment from the Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made.  This Limited Guarantee is an unconditional guarantee of payment and performance and not of collectability.  The Guarantor reserves the right to assert as a defense to such payment by the Guarantor under this Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.  This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor.

3.             CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

(a)           The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub, or such other person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee provided, that the consent of the Guarantor shall be required to the extent it has the effect of expanding the circumstances under which the obligations will be payable. The Guaranteed Party shall not release any of the other guarantors (if any, the “Other Guarantors”) under other limited guarantees in the form substantially the same with this Limited Guarantee (the “Other Guarantees”) from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees except to the extent the Guarantor under this Limited Guarantee is released or the provisions of the Limited Guarantee are amended or waived, in each case, on terms and conditions no less favorable than those applicable to the Other Guarantees.  The Guarantor agrees that, except as set forth in the last sentence of the Section 3(d) and except for termination in accordance with Section 8 of this Limited Guarantee, the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, without duplication, (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (v) any change in the time, place or manner of payment of any of the Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable); (vi) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as an addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement as a matter of law or equity (other than as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement or in respect of a breach by the Guaranteed Party of Section 8 hereof); or (viii) the value, validity, legality or enforceability of the Merger Agreement, the Other Guarantees, or any other agreement or instrument referred to herein or therein.

(b)           The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices (other than notices expressly required to be provided to Parent and Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than valid defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)           The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds (or by any other person, including Merger Sub, on behalf of the Guarantor). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(d)           Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to clause (v) under Section 3(a), the Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is formed and has all requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part;

(b)           the execution, delivery and performance of this Limited Guarantee do not contravene any Law or contractual restriction binding on the Guarantor or its assets;

(c)           all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)           this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e)           (i) the Guarantor is solvent and will not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with the terms of this Limited Guarantee.

6.             NO ASSIGNMENT.  No party hereto may assign its rights, interests or obligations hereunder to any other person without the prior written consent of each other party hereto; provided, that the Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor; provided further, that no such assignment shall relieve the Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

7.             NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor, to:

Yajun Zhang

18/F, Xinxi Port, No.5 Zhihui Road

Huishan District, Wuxi, Jiangsu Province

People’s Republic of China

Tel: +86 15251531315

if to the Guaranteed Party, as provided with respect to the Target in the Merger Agreement.

8.             TERMINATION; CONTINUING GUARANTEE.  Subject to Section 3(d), this Limited Guarantee shall take effect concurrently with other limited guarantee executed by Other Guarantees, and shall terminate and the Guarantor shall have no further obligations hereunder upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Obligations subject always to the Maximum Amount, and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any Obligations.  Notwithstanding the immediately preceding sentence, the obligations of the Guarantor hereunder shall expire automatically six (6) months following the valid termination of the Merger Agreement in a manner that gives rise to an obligation of Parent and/or Merger Sub to make any payment of any Obligations at the time of such termination (the “Fee Claim Period”), unless a claim for payment of the Obligations, subject always to the Maximum Amount, is made in accordance with this Limited Guarantee prior to the end of the Fee Claim Period, in which case the Guarantor’s obligations hereunder shall be discharged upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto pursuant to Section 12 (and payment in full of any amounts required to be paid by such resolution).  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting the Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party other than the Retained Claims (as defined below), then (x) all obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover the full amount of such payments and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.

9.             NO RECOURSE.

(a)           The Guaranteed Party acknowledges and agrees that none of Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantor and any of its permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, general partners, limited partners, managers, members, advisors, attorneys, or Affiliates of any of the Guarantor, Parent or Merger Sub or their respective Affiliates, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, general partners, limited partners, managers, members, or Affiliates of any of the foregoing (each of these persons, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of the Guarantor, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for claims against (i) Parent or Merger Sub under and pursuant to the terms of the Merger Agreement, (ii) the Guarantor under and pursuant to the terms of this Limited Guarantee and subject to the conditions hereof (including the Maximum Amount), (iii) each Other Guarantor under and pursuant to the terms of its Other Guarantee and subject to the conditions thereof (including the Maximum Amount as defined in such Other Guarantee), (iv)  Parent and each Rollover Shareholder under and pursuant to the terms of the Support Agreement, and (v) each Sponsor pursuant to, in accordance with, and subject to the limitations set forth in the Equity Commitment Letter (the claims described in the foregoing clauses (i) through (v), whether or not against the Guarantor, Parent, Merger Sub, Rollover Shareholders, Other Guarantors, Sponsor and/or their respective successors and assigns, collectively, the “Retained Claims”), provided, that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor’s remaining net assets is less than an amount equal to its payment obligations hereunder as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, Rollover Shareholders, Other Guarantors, Sponsor or their respective successors and permitted assigns under the Merger Agreement, the Support Agreement, the Other Guarantees, the Equity Commitment Letters or this Limited Guarantee shall be a Non-Recourse Party.

(b)           Notwithstanding anything to the contrary contained in this Limited Guarantee, the Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Support Agreement, the Equity Financing or the transactions contemplated thereby.  The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, directly or indirectly, any Action arising under, or in connection with, the Merger Agreement or this Limited Guarantee or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party, except for the Retained Claims.  Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement. Nothing set forth in this Limited Guarantee shall give or be construed to give any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

10.           AMENDMENTS AND WAIVERS.  No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.           ENTIRE AGREEMENT.  This Limited Guarantee, the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Support Agreement, Confidentiality Agreements, Equity Commitment Letters and the Other Guarantees) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.           GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the laws of New York without regard to the conflicts of law principles thereof.  Subject to the last sentence of this Section 12, any Action arising out of or relating to this Limited Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guarantee) shall be submitted to HKIAC and resolved in accordance with the Arbitration Rules of HKIAC.  The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.           NO THIRD PARTY BENEFICIARIES.   This Limited Guarantee shall be binding upon and insure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

14.           COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.           SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Sections 1, 8 and 9.  No party hereto shall assert, and each party shall cause its controlled Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.           HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

Wuxi Huihongyingkang Investment Partnership (Limited Partnership)

By:	/seal/ Wuxi Huihongyingkang Investment Partnership (Limited Partnership) /s/ Chunlei Zhang
Name: Chunlei Zhang
Title: Authorized Representative of Executive Partner

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司)

By:	/seal/ Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司) /s/ Sizhen Wang
Name: Sizhen Wang
Title: Director

[Signature Page to Limited Guarantee]